Exhibit 4.138

Equity Transfer Agreement

Shanghai Meining Computer Software Co., Ltd.

This Agreement is jointly made and executed in the Company’s conference room on January 12, 2016 by and between the following parties:

Transferor: Beijing Fuhua Innovation Technology Development Co., Ltd. ("CFO Fuhua") (hereinafter referred to as “Party A”);

Transferee: Shanghai Fenxin Information Technology Co., Ltd. (hereinafter referred to as “Party B”)

Tibet Fortune Network Technology Co., Ltd. (hereinafter referred to as “Party C”)

Shanghai Meining Computer Software Co., Ltd. (hereinafter referred to as the “Subject Company”) owns registered capital of RMB11,646,300, which is fully contributed by Party A.

The parties agree as follows through negotiation and pursuant to the provisions of relevant laws and regulations:

Article 1 Subject Matter and Price of Equity Transfer

1       Party A transfers 90% of equities in the Subject Company to the new shareholder, Party B, at a price of RMB72,000,000. Party A transfers 10% of equities in the Subject Company to the new shareholder, Party C, at a price of RMB8,000,000.

2       Other rights adhere to the equities will be transferred together with the equities upon the equity transfer.

3       The Transferee shall pay the transfer price off regarding the equity transfer to the Transferor within fifteen (15) days upon completion of the changes in registration thereof.

Article 2 Undertaking and Warrants

Party A warrants that it owns the legal title of, as well as complete and effective right of disposal of such equities to be transferred to Party B under Article 1 hereof. Party A warrants that no pledge or mortgage or other encumbrance is set on the contemplated equities hereof and thereby it shall be free from any third person’s claim thereof.

Article 3 Liabilities for Breach

Party B undertakes to fully pay off the payment regarding the equity transfer within the agreed timeframe; otherwise, it shall be deemed as a breach of the Agreement and Party B shall pay a penalty at the rate of 0.3 percent per day.

Article 4 Resolution of Dispute

This Agreement is governed and construed by the relevant laws of the People’s Republic of China. Any disputes resulting from or in connection with this Agreement shall be resolved through friendly negotiation by the Parties hereto, otherwise, such dispute shall be submitted directly before a competent people’s court.

Article 5 Miscellaneous

1.	This Agreement shall be made in quintuplicate, four of which shall be held by the Parties hereto and the Subject Company and the forth shall be submitted to the competent bureau of industry for the purpose of relevant procedures.

This Agreement shall come into effect upon execution by each Party.

Party A: (Signature)	Party B: (Signature)

Party C: (Signature)	Date: